UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 27, 2006

Golden Eagle International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 27, 2006, the Board of Directors of Golden Eagle International, Inc. (hereafter referred to as “we,” “us” or “our”) appointed one of our Directors, Gene Dunham, 63, as our Chief Operating Officer.

From May 2003 to present, Mr. Dunham has been the Vice-President of Atlas Precious Metals, Inc., a mining exploration company located in Tucson, Arizona. From June 1997 to May 2003, Mr. Dunham was the Chairman/President/Chief Executive Officer of Affiliated Companies, a consortium of five companies conducting diversified energy and mining related business, including mining, oil and gas, power and utilities, and telecommunications. From June 1994 to June 1997, Mr. Dunham was the President/Chief Executive Officer/Director of Suramco, Inc., which managed diversified business enterprises, acquisitions, joint ventures, and expansions, including acquiring and operating five mining properties in the United States, Canada, and South America. From 1988 to 1994, Mr. Dunham was the President of New Mexico operations for Phelps Dodge Corporation and a Director of an affiliated acquired company, Chino Mines Company, where he provided leadership in corporate planning, finance, technical areas and general operations, including the mining sector. From 1972 to 1988, Mr. Dunham was the President of Phelps Dodge Morenci, Inc., Chairman of Morenci Mining, Inc., and a Director of Morenci Water and Electric, all of which were associated with Phelps Dodge Corporation. During this period, Mr. Dunham directed and managed mining properties in Arizona, New Mexico, and Chile. From 1968 to 1972, Mr. Dunham was the Mining, Exploration, and Finance Manager of Rio Tinto, Plc, a natural resources and mining company conducting business in England, Spain, Australia, and Canada. Mr. Dunham received the following degrees from Michigan Technological University located in Houghton, Michigan: (a) in 1968, a Bachelor of Science Degree in Mining Engineering; and (b) in 1970, a Bachelor of Science Degree in Geological Engineering.  In 1972, Mr. Dunham received a Masters of Business Administration from the University of Pennsylvania’s Wharton Business School.

Section 9 — Financial Statements and Exhibits

Item 9.01      Financial Statements and Exhibits

(d)      Exhibits

(99.1)	A press release dated August 2, 2006 pertaining to the July 27, 2006 appointment of Gene Dunham as our Chief Operating Officer.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the second day of August, 2006.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.
99.1	Description

Press Release dated August 2, 2006 regarding the matter referenced in Item 5.02 above.